EXHIBIT 99.1


        PEOPLE'S LIBERATION REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

                         POSTS RECORD QUARTERLY REVENUES

LOS ANGELES, May 13, 2008--People's Liberation, Inc. (OTCBB:PPLB), designer of high-end casual apparel under the brand names People's Liberation(TM) and William Rast(TM), today announced financial results for its first quarter ended March 31, 2008.

HIGHLIGHTS FOR THE QUARTER INCLUDED:

         o RECORD QUARTERLY REVENUES. Net sales for Q1-2008 grew 81%, to $6.9 million, compared to $3.8 million in Q1-2007.

         o GROSS MARGINS NEAR 50%. Gross margin increased to 49.6% in Q1-2008, compared to 44.5% in Q1-2007.

         o PROFITABLE. Net income of $62,335 in Q1-2008 was a marked improvement over the $1.02 million loss posted in Q1-2007.

Net sales for Q1-2008 grew 81%, to $6.9 million, compared to $3.8 million in Q1-2007. The increase in revenues was driven by a significant increase in sales of the Company's William Rast apparel line and an increase in sales of the Company's People's Liberation product line. The increase in net sales also includes an increase in sales to the Company's international distributors during the period. Gross profit increased 102%, to $3.4 million in Q1-2008, compared to $1.7 million in Q1-2007. The improvement in gross profit is primarily attributed to efficiencies derived from the economies of scale achieved in manufacturing processes, increased selling prices and increased sales of higher-margin products, particularly of the Company's William Rast apparel line.

Net income available to common shareholders in Q1-2008 was approximately $62,000, compared to a net loss of $1.02 million in Q1-2007. The increase in net income was primarily attributed to increases in net sales, improvements in gross margin, and decreased general and administrative expenses.

Operating expenses increased 13% in Q1-2008, to $3.1 million, compared to $2.7 million in Q1-2007. The increase was primarily attributed to an increase in selling expenses and design and production expenses related to the launch of new apparel lines. Operating expenses represented 44% of net sales in Q1-2008, an improvement from 71% in Q1-2007.

At March 31, 2008, the Company had cash and equivalents of $319,000, a working capital balance of $4.3 million, and approximately $2.8 million of available financing from its factor.

RECENT  DEVELOPMENTS

         o Promoted Darryn Barber to President. Darryn will continue to work as the Company's CFO and will expand his role to focus on Business Development, International Expansion, and helping to grow the Company's portfolio of brands both organically and via acquisition.

         o Recently hired Andrea Sobel as Vice President of Licensing who will focus on developing the Company's licensing program across the various non-apparel categories. Ms. Sobel was formerly employed by Guess and Sanrio.

         o In the first quarter of 2008, the Company added new exclusive distributors for the William Rast brand in Italy and Canada and, as announced since the end of the first quarter, new distributors for both the William Rast and People's Liberation brands in the United Kingdom and Ireland.

         o In February 2008, the Company successfully launched its William Rast Collection, designed by Johan and Marcella Lindeberg of Paris68.

         o In April 2008, the Company announced its William Rast primary sponsorship of an Indy Car Series car driven by Townsend Bell.

"From the start, we have had three primary strategic objectives, all aimed at increasing shareholder value," said Colin Dyne, Chairman and Chief Executive Officer of People's Liberation. "These strategic objectives include expanding the distribution of our apparel lines, growing revenues, and becoming profitable. Our first-quarter performance builds on our success in 2007 and further validates the strategic operational initiatives we have undertaken."

"We are looking for dynamic growth in 2008 and with the expansion of Darryn's role and bringing Andrea onto the team we are very excited about the near term and beyond," continued Dyne. "The operational steps taken in 2007 have strengthened our infrastructure and provided us with a platform for expansion. We are excited about the addition of our William Rast branded apparel collection designed by Johan and Marcella Lindeberg of Paris68, as well as the increased visibility that our William Rast and People's Liberation brands are receiving in our core target markets, both in the U.S. and internationally."

CONFERENCE CALL

Investors are invited to participate in a conference call featuring management's commentary on financial results and a question and answer session on Tuesday, May 13, 2008, at 3:00 p.m. (Eastern Daylight Time). To access the conference call, please dial 1-866-696-7913 if calling within the United States or 1-706-758-4510 if calling internationally.

A replay will be available until May 19, 2008, which can be accessed by dialing 1-800-642-1687 if calling within the United States or 1-706-645-9291 if calling internationally. Please use passcode 46515937 to access the replay.


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


The call will also be accompanied by a live webcast over the Internet. The live webcast and an archive of the event will be accessible on the Company's web site at http://www.peoplesliberation.com.

ABOUT PEOPLE'S LIBERATION, INC.

Los Angeles-based People's Liberation designs, markets and sells premium contemporary apparel under the brand names People's Liberation(TM) and William Rast(TM). The clothing consists of premium denim, knits, wovens and outerwear for men and women. In the United States, the company distributes its merchandise to better department stores and boutiques, including Nordstrom, Saks Fifth Avenue, Neiman Marcus, Bloomingdales, and Fred Segal. Outside the U.S., its products are sold directly and through distributors to better department stores and boutiques in Canada, Italy, Switzerland, Austria, Germany, the United Kingdom, Ireland, Greece, Cyprus, Belgium, the Netherlands, Luxembourg and Scandinavia. The company also sells merchandise on its websites www.peoplesliberation.com and www.williamrast.com.

FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. An example of forward looking statements in this news release include statements regarding management expectations of dynamic growth in 2008 and management's belief that its infrastructure will provided a platform for expansion. Factors which could cause actual results to differ materially from these forward-looking statements include the company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                             FINANCIAL TABLES FOLLOW


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


                            PEOPLE'S LIBERATION, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                      March 31,     December 31,
                                                        2008           2007
                                                     -----------    -----------
                        Assets                       (Unaudited)

Current Assets:
   Cash and cash equivalents .....................   $   318,979    $   362,505
   Due from factor ...............................     1,667,084      1,517,029
   Accounts receivable, net of allowance
     for doubtful accounts .......................       747,568      1,029,510
   Inventories ...................................     3,770,226      3,833,170
   Refundable income taxes .......................          --           11,500
   Prepaid expenses and other current assets .....       103,256        196,730
   Prepaid design fees ...........................       781,818           --
   Deferred income taxes .........................        38,000         38,000
                                                     -----------    -----------
     Total current assets ........................     7,426,931      6,988,444

Property and equipment, net of accumulated
  depreciation and amortization ..................       950,582        612,264
Trademarks, net of accumulated amortization ......       386,657        363,359
Intangible asset .................................       428,572        428,572
Other assets .....................................        65,020        265,020
                                                     -----------    -----------
Total assets .....................................   $ 9,257,762    $ 8,657,659
                                                     ===========    ===========

       Liabilities and Stockholders' Equity

Current Liabilities:

   Accounts payable and accrued expenses .........   $ 2,824,377    $ 2,628,906
   Minority interest payable .....................       284,648           --
   Income taxes payable ..........................        20,508         13,390
                                                     -----------    -----------
     Total current liabilities ...................     3,129,533      2,642,296

Deferred tax liabilities .........................        93,000         93,000
                                                     -----------    -----------
     Total liabilities ...........................     3,222,533      2,735,296
                                                     -----------    -----------

Stockholders' equity:
   Common stock, $0.001 par value,
     150,000,000 shares authorized; 36,002,563
     shares issued and outstanding at March 31,
     2008 and December 31, 2007 ..................        36,002         36,002
   Additional paid-in capital ....................     7,825,786      7,775,255
   Accumulated deficit ...........................    (1,826,559)    (1,888,894)
                                                     -----------    -----------
Total stockholders' equity .......................     6,035,229      5,922,363
                                                     -----------    -----------
Total liabilities and stockholders' equity .......   $ 9,257,762    $ 8,657,659
                                                     ===========    ===========


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


                            PEOPLE'S LIBERATION, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Three Months Ended March 31,
                                                  ------------------------------
                                                      2008             2007
                                                  ------------     ------------

Net sales ...................................     $  6,916,639     $  3,816,718
Cost of goods sold ..........................        3,484,416        2,117,818
                                                  ------------     ------------
 Gross profit ...............................        3,432,223        1,698,900
                                                  ------------     ------------

Selling expenses ............................        1,192,518          887,772
Design and production .......................          756,442          521,730
General and administrative ..................        1,106,629        1,295,022
                                                  ------------     ------------

 Total operating expenses ...................        3,055,589        2,704,524
                                                  ------------     ------------

Income (loss) from operations ...............          376,634       (1,005,624)

Interest expense, net .......................           21,251           11,640
Other expense ...............................             --              2,267
                                                  ------------     ------------
 Total other expense ........................           21,251           13,907
                                                  ------------     ------------

Income (loss) before income
  taxes and minority interest ...............          355,383       (1,019,531)
Provision for income taxes ..................            8,400            3,200
                                                  ------------     ------------
Income (loss) before minority interest ......          346,983       (1,022,731)
                                                  ------------     ------------

Minority interest ...........................          284,648             --
                                                  ------------     ------------

Net income (loss) ...........................     $     62,335     $ (1,022,731)
                                                  ============     ============

Basic income (loss) per common share ........     $       0.00     $      (0.03)
                                                  ============     ============
Diluted income (loss) per common share ......     $       0.00     $      (0.03)
                                                  ============     ============

Basic weighted average common shares
  outstanding ...............................       36,002,563       34,942,563
                                                  ============     ============
Diluted weighted average common shares
  outstanding ...............................       36,070,901       34,942,563
                                                  ============     ============


CONTACT:
People's Liberation
Darryn Barber, CFO
213 745-2123

CCG
Sean Collins, Senior Partner
310-477-9800, ext 202
www.ccgir.com
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